Exhibit 99.1
          McMoRan EXPLORATION CO.
        ANNOUNCES AGREEMENT TO SELL
      CERTAIN OIL AND GAS PROPERTIES


NEW ORLEANS, LA, January 28, 2002 - McMoRan
Exploration Co. (NYSE:MMR) today announced that its oil and gas exploration and development subsidiary, McMoRan Oil & Gas LLC, has signed a definitive agreement to sell three of its oil and gas properties to a third party for $60 million. McMoRan will use the proceeds from this transaction to repay outstanding borrowings under its oil and gas bank credit facility, which totaled $50.7 million as of January 25, 2002, and for other general corporate purposes. In connection with the transaction closing, expected in February 2002, McMoRan Oil & Gas LLC will terminate its existing bank credit facility and is pursuing new financing arrangements.

     The properties are being sold subject to a reversionary interest after "payout," which would occur at the point at which the purchaser receives aggregate cumulative revenues from the properties of $60 million plus an agreed upon rate of return.
After payout, 75 percent of the interests sold revert to McMoRan.

     The transaction will be effective January 1,
2002. Following the transaction, McMoRan estimates its
average net daily production not attributed to the
properties sold will approximate 30 million cubic
feet of natural gas equivalent (mmcfe) during the
first quarter of 2002.   In addition, McMoRan
estimates its average net daily production to approximate 3,000 barrels of oil from Main Pass 299.

     McMoRan will continue its active deep gas exploration program in the shallow waters on the shelf of the Gulf of Mexico, where it holds approximately 500,000 gross acres of offshore exploration leases.

     McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area;
and the purchasing, transporting, terminaling, processing and marketing of sulphur. Additional information about McMoRan is available on our Internet web site ("www.mcmoran.com").

     Cautionary Statement: This press release contains forward-looking statements. Forward-looking statements are all statements other than historical facts, including statements regarding plans and objectives of management for future operations, expectations of oil and gas flow rates and future financing activities. Important factors that could cause actual results to differ materially from our expectations include the expected flow rates and other factors described in our most recent Form 10-K and subsequent
Forms 10-Q filed with the SEC.